UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:
August 20, 2010
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA		94105
(Address of principal executive offices)		(Zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

2011 Gas Transmission and Storage Rate Case

On August 20, 2010, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) and other parties in the Utility’s 2011 Gas Transmission and Storage rate case, including The Utility Reform Network and the California Public Utilities Commission’s (“CPUC”) Division of Ratepayer Advocates, filed a joint motion with the CPUC seeking approval of a proposed comprehensive settlement agreement, known as the Gas Accord V Settlement Agreement (“Gas Accord V”).  If approved by the CPUC, the proposed Gas Accord V will set the Utility’s gas transmission and storage rates and associated revenue requirements, as well as the market structure, for the four-year period from 2011 through 2014, subject to the resolution of two issues.  These issues, raised by San Diego Gas & Electric Company and Southern California Gas Company, relate to 1) certain of their delivery rights under their contract with the Utility and 2) whether the Utility should be required to make certain aspects of its market storage information publicly available.  The procedural schedule has been extended to address these issues.  The proposed settlement agreement also would extend a majority of the Gas Accord IV’s terms and conditions of natural gas transportation and storage services.

The Gas Accord V proposes a 2011 natural gas transmission and storage revenue requirement of $514.2 million, an increase of $52.4 million over the 2010 adopted revenue requirement.  The proposed revenue requirement for 2012 is $541.4 million, for 2013, $565.1 million, and for 2014, $581.8 million.  The proposed Gas Accord V would provide for average annual capital expenditures of $174 million over the duration of the four-year settlement term, and annual depreciation would average $112 million per year.  The Gas Accord V proposes a 2011 Operating and Maintenance (“O&M”) expense level of $104.8 million.  The level of O&M expense would increase at an average rate of 2.4% per year for 2012 through 2014.  The Gas Accord V also proposes that the Utility should file its next gas transmission and storage rate case application no later than February 3, 2014, for rates to be in effect by January 1, 2015.

Under the proposed Gas Accord V, approximately 45% of the authorized revenue requirements, primarily those costs allocated to residential and small commercial customers (called “core” customers), would continue to be assured of recovery through balancing account mechanisms and fixed reservation charges.  The Utility’s ability to recover its remaining revenue requirements would continue to depend on throughput volumes and the extent to which large commercial, industrial, and electric generation customers (called “non-core” customers) and other shippers contract for firm transmission services.  To reduce the Utility’s risk of non-recovery on these remaining revenue requirements, the proposed settlement agreement includes a revenue sharing mechanism.  An under-collection or over-collection of the remaining revenue requirements associated with backbone transmission services (35% of authorized revenue requirement) would be shared equally between the Utility and customers (both core and non-core).  Customers would be allocated 75% of any under-collection or over-collection of remaining revenue requirements associated with local transmission services (13% of authorized revenue requirement).  Customers also would be allocated 75% of any over-collection in remaining revenue requirements associated with storage services (7% of authorized revenue requirement), but the Utility would be at risk for 100% of a net under-collection.  The settlement agreement provides for additional cost recovery mechanisms for costs that are difficult to forecast, such as the cost of electricity used to operate natural gas compressor stations and costs that are determined in other Utility regulatory proceedings.

Comments and reply comments on the joint motion are due in September 2010.  The amended procedural schedule calls for evidentiary hearings in October 2010 and a final decision by the second quarter of 2011.  If the CPUC does not issue a final decision by the end of 2010 to approve new rates effective January 1, 2011, the September 2007 CPUC decision approving the Gas Accord IV provides that the rates and terms and conditions of service in effect as of December 31, 2010, will remain in effect, with an automatic 2% escalation in the local transmission rates as of January 1, 2011.  PG&E Corporation and the Utility are unable to predict whether or when the CPUC will approve the proposed Gas Accord V.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: August 20, 2010	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: August 20, 2010	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

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